Exhibit 99.1

Microbot Medical Expands its Geographic Presence to South America with the Addition of Francisco C. Carnevale, MD, PhD, FSIR to its Scientific Advisory Board

Increases Key Opinion Leaders to 13 Throughout the Americas, Israel, and Europe to Support the Company’s Next Regulatory and Commercialization Paths for the LIBERTY® Robotic System

HINGHAM, Mass., February 27, 2023 – Microbot Medical Inc. (Nasdaq: MBOT), today announced that it has expanded its global presence to South America with the addition of Francisco C. Carnevale, MD, PhD, FSIR, becoming the latest key opinion leader (KOL) to join the Company’s Scientific Advisory Board (SAB). With the addition of Dr. Carnevale to its SAB, the Company now has 13 KOLs on its SAB, including seven from the U.S., three in Israel, two from EU nations, and Dr. Carnevale representing the first from Brazil, all with a singular focus of supporting the regulatory and commercial paths for the LIBERTY® Robotic System.

Dr. Carnevale, a vascular and interventional radiologist based in Sao Paolo, Brazil, is the Chief of the Vascular Interventional Radiology Section at Hospital das Clinicas - University of Sao Paulo Medical School Hospital (HC-FMUSP).

Dr. Carnevale is a distinguished publisher and lecturer who has spearheaded experimental work focused on the treatment of patients with lower urinary tract infection associated with prostate growth by Benign Prostatic Hyperplasia (BPH). These studies were developed at Harvard University and at HC-FMUSP.

“As we progress towards the commercialization of the LIBERTY Robotic System, we believe it is crucial for us to continue attracting accomplished global physicians with varied clinical expertise that can help us advance the system so the unique clinical and economic benefits can be fully realized,” commented Harel Gadot, CEO, President, and Chairman. “Dr. Carnevale has pioneered Prostatic Artery Embolization and we believe that his contribution to our development will further validate the usefulness of LIBERTY Robotic System across a widening number of interventional applications.”

“Having been at the forefront of Prostatic Artery Embolization combined with the future aspirations for the LIBERTY Robotic System, I am excited for this technology and the great development by the Microbot Team to enable a new frontier in interventional embolization and therefore, broaden the access to more physicians worldwide,” commented Dr. Carnevale

Dr. Carnevale developed the technique of Prostatic Artery Embolization (PAE) for patients at HC-FMUSP with urinary obstructive symptoms, working in collaboration with the Urology and Radiology Departments since 2008. As a result of his extensive research, Dr. Carnevale organizes and delivers training courses on the PAE technique in Brazil, Europe, and the United States. Dr. Carnevale is a member of many prestigious national and international committees, societies, and journals, including Cardiovascular and Interventional Radiological Society of Europe (CIRSE), Society of Interventional Radiology (SIR), and is a former President of the of Brazilian Society of Interventional Radiology and Endovascular Surgery (SoBRICE). Dr. Carnevale has authored several books, over 60 national and international book chapters and over 100 peer-reviewed articles and is a much sought-after global speaker as he has given over 220 lectures in congresses, such as RSNA, ESR, SIR, CIRSE, GEST, WCIO, ESIR-CIRSE, SYNERGY, ISET, WAIS, SoBRICE.

For a complete list and background on the members of Microbot’s SAB, please use this link About – Microbot Medical

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and the One & Done™ technologies, the outcome of its studies to evaluate LIBERTY, the One & Done™ technologies and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754